   As Filed with the Securities and Exchange Commission on October 14, 1998
                                                   Registration No. 333-
                                                                        --------
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          ---------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          ---------------------------
                            ALLEGIANT BANCORP, INC.

            (Exact name of registrant as specified in its charter)
           MISSOURI                                           43-1519382
 (State or other jurisdiction of                             (IRS Employer
  incorporation or organization)                          Identification No.)
                               2122 KRATKY ROAD
                           ST. LOUIS, MISSOURI 63114
                                (314) 216-7446
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                SHAUN R. HAYES
                                   PRESIDENT
                               2122 KRATKY ROAD
                           ST. LOUIS, MISSOURI  63114
                                (314) 216-7446
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                          --------------------------
                       Copies of all correspondence to:
                              THOMAS A. LITZ, ESQ.
                                THOMPSON COBURN
                             ONE MERCANTILE CENTER
                           ST. LOUIS, MISSOURI 63101
                                (314) 552-6000
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: /X/

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                                          CALCULATION OF REGISTRATION FEE
============================================================================================================================
   TITLE OF EACH CLASS OF
      SECURITIES TO BE       AMOUNT TO BE                                          PROPOSED                AMOUNT OF
         REGISTERED           REGISTERED     PROPOSED MAXIMUM OFFERING    MAXIMUM AGGREGATE OFFERING    REGISTRATION FEE
                                                PRICE PER SHARE<F1>                PRICE<F1>
----------------------------------------------------------------------------------------------------------------------------
       Common Stock,
      $.01 par value        300,000 shares              $11.63                        $3,486,000              $1,028
============================================================================================================================

<F1> Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c), based upon the average of the high and low price of Allegiant Common Stock, $.01 par value, reported by The Nasdaq National Market on October 13, 1998.

============================================================================================================================


PROSPECTUS

                    [LOGO] Allegiant
                           Bancorp, Inc.

                               2122 KRATKY ROAD
                              ST. LOUIS, MO 63114
                                (314) 216-7446

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                        300,000 SHARES OF COMMON STOCK
                           $.01 PAR VALUE PER SHARE

                                --------------

THE PLAN

      Allegiant Bancorp, Inc. offers you, a holder of record of its Common Stock, a convenient method of purchasing additional shares of Common Stock through the Allegiant Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.

      As a participant in the Plan, you may:

      1.    automatically reinvest cash dividends on all of your Common
            Stock;

      2. receive cash dividends on your Common Stock and invest by making optional cash payments of not less than $100 per payment nor more than $15,000 per quarter; or

      3.    invest cash dividends and make optional cash payments.

THE PRICE OF THE SHARES

      If Common Stock is purchased under the Plan from the Company, the price will be the average of the high and low trading prices for such shares on the purchase date, as reported by the stock trading market on which the Common Stock is traded. If Common Stock is purchased in the market or in private transactions, the price will be the actual purchase price, which may include brokerage commissions.

      You should retain this Prospectus for future reference.

     CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

--------------------------------------------------------------------------------

THE SHARES OF STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITY AGENCY HAS APPROVED OR DISAPPROVED THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------



               The date of this Prospectus is October 14, 1998.

                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Commission's Public Reference Room by calling 1-800-SEC-0330.

      The Company's Common Stock is quoted and traded on the Nasdaq National Market (the "Nasdaq"). Reports, proxy statements and other information concerning the Company may also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed a Registration Statement (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from such office upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

      PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, that speak only as of the date hereof.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of documents relating to the Company, including exhibits specifically incorporated in those documents, are available, without charge, upon written or oral request to Christy Siburt, Investor Relations, Allegiant Bancorp, Inc., 2122 Kratky Road, St. Louis, Missouri 63114; telephone number (314) 216-7446.

      The following documents filed with the Commission by the Company under the Exchange Act are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

      (b) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998.

      (c) The Company's Current Report on Form 8-K dated June 5, 1998, as amended by Form 8K/A dated June 19, 1998.

      (d) The description of the Common Stock set forth in Item 11 of the Company's Registration Statement on Form 10-SB (Reg. No. 0-26350), filed with the Commission on June 30, 1995.


      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and all amendments or supplements filed with respect to the documents listed in (a), (b) and (c) above, shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to the Company contained in this Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

GENERAL

      Allegiant Bancorp, Inc. (the "Company") is a bank holding company that owns all of the capital stock of Allegiant Bank, a Missouri state-chartered bank (the "Bank"). The Company's banking subsidiaries provide personal and commercial banking and related financial services from twelve locations in the St. Louis Standard Metropolitan Statistical Area ("St. Louis SMSA"), the 16th largest metropolitan area in the United States and three locations in Northeast Missouri. Allegiant Mortgage Company (the "Mortgage Company"), a wholly-owned subsidiary of the Bank, offers residential loans primarily to customers in the St. Louis SMSA. Edge Mortgage Services, Inc. ("Edge"), a wholly-owned subsidiary of the Company, offers residential loans primarily to customers in the St. Louis SMSA who do not qualify under standard mortgage loan criteria.

      The Company was organized in May 1989 and acquired Allegiant State Bank at that time. The Company acquired the Bank in 1990. In November 1994, the Bank acquired the Mortgage Company. Effective January 1995, Allegiant State Bank was merged into the Bank and, effective September 1998, Allegiant Bank, FSB, which was acquired by the Company in August 1997, was merged into the Bank. Edge was organized in October 1996 and began operations in January 1997.

      The Company's primary service area is located in St. Louis County which has a population of approximately 1.0 million and the City of St. Louis which has a population of approximately 400 thousand. A key to market coverage is accessibility, and with the addition of the Town and Country retail banking office in June 1998, management believes that the Company's retail banking offices are within a 20-minute drive from all principal sectors of the St. Louis SMSA. The Company also has retail banking offices in Warrenton, Missouri and Union, Missouri. The Warrenton banking office is located in Warren County, which has a population of approximately 23 thousand. With the addition of the Warrenton branch, the Bank is believed to have the largest deposit market share in Warren County. The Union banking office is located in Franklin County, which has a population of approximately 87 thousand.
Both the Warrenton and Union banking offices are within a 45-minute drive from St. Louis County.

      The Bank also has three retail banking offices in northeastern Missouri, including the City of Kahoka, the City of Palmyra and Monroe City. The Company has entered into a definitive agreement to sell the Northeast Missouri branches, including the deposit liabilities related thereto. For more information on this agreement, please see the section entitled " -- Recent Developments" below.

      As of June 30, 1998, the Company reported, on a consolidated basis, total assets of $614.3 million, net loans of $478.0 million, total deposits of $483.5 million and shareholders' equity of $44.0 million.


RECENT DEVELOPMENTS

      Sale of Residential Mortgages. The Company completed the sale of $49.0 million of mortgage loans in June 1998. In September 1998, the Company sold an additional $27.5 million of mortgage loans. The Company sold these loans as a part of its strategy to rebalance its loan portfolio away from residential mortgages and towards more profitable commercial loans.

      Merger of Savings Bank. In September 1998, the Company completed the merger of Allegiant Bank, FSB into the Bank. The Company believes this merger will create operating efficiencies and product expansion opportunities to the current customers of Allegiant Bank, FSB. Specifically, former Allegiant Bank, FSB customers now have access to a broader array of products. It is also anticipated that there will be some cost savings as a result of the merger, which will directly benefit the Company.

      Sale of Branches. In August 1998, the Company entered into a deposit transfer and asset purchase agreement with Winfield Banking Company, a subsidiary of Lincoln County Bancshares, for the sale of the Company's three Northeast Missouri branches in Kahoka, Palmyra and Monroe City. The sale of these branches would allow the Company to concentrate exclusively on opportunities in the higher-growth St. Louis and contiguous counties market. If the branch sale occurs, the Company would expect to transfer $39.4 million of deposit liabilities, $12.4 million of total loans and $14.4 million of total assets to Winfield Banking Company. The transaction is expected to be completed in December 1998.

      The Company's address is 2122 Kratky Road, St. Louis, Missouri 63114. Its telephone number is (314) 216-7446.

                              RISK FACTORS

      You should consider carefully these risks, as well as the other information set forth in this Prospectus and incorporated by reference herein. This Prospectus contains forward-looking statements which are inherently subject to risks and uncertainties. All cautionary statements apply to all related forward-looking statements. The Company's actual results could differ materially from those currently anticipated due to a number of factors, including, without limitation, the following:

            (i) possible adverse effects of Federal and state laws and regulations applicable to the Company's financial services operations;

            (ii) dependence upon economic conditions in the Company's markets;

            (iii) interest rate and credit risks inherent in the Company's investment and loan portfolios; and

            (iv) risks associated with the Company's growth strategy, including recent acquisitions, as well as the other factors discussed in this Prospectus and the documents incorporated by reference herein.

REGULATORY RISK

      The banking industry is heavily regulated. These regulations are intended to protect depositors, not shareholders. The Bank is subject to regulation and supervision by both the Federal Deposit Insurance Corporation (the "FDIC") and the Missouri Division of Finance. The Company is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The burden imposed by Federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. The banking and thrift industries continue to lose market share to their competitors. In addition, legislative reactions to the problems of the thrift industry during the 1980s have added to the regulatory burden on banks and thrifts.

      In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. FDICIA amended numerous Federal banking statutes and has required the bank regulatory agencies to adopt regulations for implementing many provisions of FDICIA. Regulators have been given substantially more power over banks, including the ability to remove management or directors quickly without interference. FDICIA also directs regulators to close or transfer troubled institutions before they become insolvent. FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions, which have resulted and will continue to result in increased operating expenses.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

      The Bank's concentration of loans in the State of Missouri exposes it to risks resulting from changes in the local economy. The business of the Bank could be adversely affected by recessionary and economic conditions in its markets or by a significant decrease in real estate values therein.

CREDIT RISK

      The greatest risk facing lenders generally is credit risk; that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of a loan agreement. There can be no assurance that the Company's future results of operations or financial condition will not be adversely affected by the failure of borrowers to pay principal and interest obligations on loans.

INTEREST RATE RISK

      The Company's earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Although the Company believes that maturities of the Bank's assets are well balanced in relation to maturities of their liabilities (gap management), gap management is not an exact science. Rather, it involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. Moreover, rate changes can vary depending upon the level of rates and competitive factors. From time to time, maturities of assets and liabilities may not be balanced, and a rapid increase or decrease in interest rates could have an adverse effect on net interest margins and results of operations of the Company.

DEPOSIT MIX

      Certificates of deposit accounted for approximately 59.5% of the Bank's total deposits as of June 30, 1998. Many of such certificates of deposit were purchased by customers in response to promotions which offered premium interest rates. Payment of premium interest rates by the Bank adversely affects the Bank's interest rate spread. Moreover, the Bank's concentration of deposits in certificates of deposit could have a negative impact on the stability of the Bank's deposits as purchasers of certificates of deposit may not redeposit the proceeds of their certificates of deposit after the certificates of deposit mature, particularly if the Bank then is not offering promotional rates. There can be no assurance the concentration of the Bank's deposits in certificates of deposit will not have a material adverse effect on the Bank's future results of operations or liquidity.

NO ASSURANCE OF FUTURE GROWTH

      We cannot assure that the Company will continue to achieve growth in assets and earnings. The Company's ability to achieve such growth will be dependent upon numerous factors, including the intensity of competition for deposits and loans with other bank and non-bank financial institutions, the availability of suitable opportunities to make loans, selection of suitable branch sites on favorable terms, avoidance of credit losses, hiring and training of personnel, depth in management and adequate financing.

COMPETITION

      The Company encounters substantial competition for deposits and loan customers in the markets in which it competes. The Company's principal competitors include other financial institutions such as banks, savings and loan institutions and credit unions, and a number of other non-bank competitors such as insurance companies, small loan companies, finance companies and mortgage companies. Many of the Company's non-bank competitors are not subject to the extensive Federal and state regulations that govern the Company and, as a result, have a competitive advantage over the Company in providing certain services. Many of the financial institutions with which the Company competes are larger and have substantially greater financial resources than the Company.

CONTROL BY MANAGEMENT

      As of June 30, 1998, the Company's directors and executive officers beneficially owned approximately 2,411,923 shares of Common Stock
(approximately 43.8% of the shares of Common Stock outstanding), including shares of Common Stock subject to options and warrants that may be acquired upon exercise within the next 60 days. This controlling ownership will enable such persons to continue to possess voting control on corporate matters for the foreseeable future.

NO ASSURANCE OF CASH OR STOCK DIVIDENDS

      There is no assurance that the Company will have sufficient cash available to declare cash dividends to its shareholders in the future. The payment of cash dividends is subject to the discretion of the Company's Board of Directors and will be dependent upon many factors, including the Company's earnings and the earnings of the Bank, its capital needs, regulatory restrictions and other financial considerations. In addition, the Company is presently limited in its ability to pay cash dividends on the Common Stock without the consent of its lender. Management anticipates that for the foreseeable future, the Company will follow a policy of retaining a substantial portion of its earnings to meet capital and loan loss reserve requirements and to finance the expansion and development of its business. Although the Company has paid stock dividends over the past five years there can be no assurance that it will pay stock dividends in the future.

RELIANCE ON MANAGEMENT

      The success of the Company will depend to a large extent on the quality of management provided by the senior management of the Company and the Bank, the loss of certain of whom would adversely affect the Company. Other than a $2.0 million policy on the life of Shaun R. Hayes, the President of the Company, the Company does not presently own, or intend to purchase, insurance covering the lives of the senior management of the Company and the Bank. There can be no assurance that the services of the senior management of the Company will continue to be available.

SHARES ELIGIBLE FOR FUTURE RESALE

      Future sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options and warrants) by the Company's current shareholders after the offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock.

MARKET FOR COMMON STOCK

      Although the Common Stock is listed on the Nasdaq, there has been only limited trading in the Common Stock. There can be no assurance that an active market for the Common Stock will develop in the foreseeable future. Investors in the shares of Common Stock must, therefore, be prepared to assume the risk of their investment for an indefinite period of time.

STOCK NOT AN INSURED DEPOSIT

      Investments in the shares of Common Stock are not deposits insured against loss by the FDIC or any other entity.

                                  THE PLAN

      Holders of record of Common Stock (collectively referred to as "Shareholders" and individually referred to as a "Shareholder") may increase their investment in the Company by participating in the Plan. Under the Plan, Participants may automatically invest cash dividends payable to them on Common Stock in additional shares of Common Stock and may make optional cash payments for investment in Common Stock. The following question and answer statements constitute the provisions of the Plan.

                                  PURPOSE

1.    WHAT IS THE PURPOSE OF THE PLAN?

      The purpose of the Plan is to provide Shareholders a convenient and economical way to increase their ownership of Common Stock. Once a Participant is enrolled in the Plan, cash dividends and/or optional cash payments made by the Participant will be used to purchase additional shares of Common Stock (both whole and fractional shares). In the case of cash dividends, purchases will be made on each cash dividend payment date or as soon thereafter as is practicable. In the case of optional cash payments, purchases will be made on the last business day of each calendar quarter (ended March, June, September and December) in which such payment is received or as soon thereafter as is practicable. The Company shall, at its sole option, direct that the Common Stock be purchased from time-to-time from the Company, in the market and/or in private transactions. Brokerage commissions for open market or privately negotiated purchases made under the Plan may be charged to Participants' accounts pro rata on the basis of the number of shares purchased. To the extent that Common Stock is purchased from the Company under the Plan, no commissions will be payable and the Company will receive additional funds to finance the continuing operations of the Company and its subsidiaries.

      The Plan is not intended to provide a mechanism for generating short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. The Company reserves the right to refuse to allow participation in the Plan and/or to modify, suspend or terminate participation by otherwise eligible Shareholders who engage in, or who the Company believes may engage in, such practices or other practices deemed by the Company to be inconsistent with the purposes of the Plan or detrimental to the Plan or other Participants.

                                 ADVANTAGES

2.    WHAT ARE THE ADVANTAGES OF THE PLAN?

      Advantages of the Plan include the ability of Participants to:

      *     Reinvest their dividends on shares of Common Stock automatically.

      *     Invest additional cash, up to $15,000 per quarter, in Common
            Stock.

      * Invest the full amount of all dividends and optional cash payments, since the Plan allows fractional shares to be held under the Plan.

      *     Avoid cumbersome safekeeping of certificates.

      * Avoid inconvenience and expense of record keeping through the Plan's reporting provisions.

                                ADMINISTRATION

3.    WHO WILL ADMINISTER THE PLAN?

      UMB Bank, n.a., as agent and custodian for Participants (the "Administrator"), at present, will administer the Plan, performing such functions as keeping a continuing record of Participants' accounts, purchasing shares, as agent, for the Participants, sending statements to Participants and performing other duties related to the Plan as they appear herein. Common Stock purchased for Participants' accounts will be registered in the name of the Administrator or in the name of its nominee or nominees for Participants in the Plan. The duties of the Administrator and the rights of the Company are set forth in a certain Plan Administration Agreement dated as of October 14, 1998. The Company shall have the right to change the Administrator in the Company's discretion. If the Administrator ceases to serve in its administrative capacity, its successor will be designated by the Company. Information on how to contact the Administrator is set forth in the response to Question 28.

                             PARTICIPATION

4.    WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

      All Shareholders are eligible to participate in the Plan. To be eligible to participate in the Plan, however, an owner of Common Stock whose shares are registered in a name other than his or her own (for example, the name of a broker or nominee) must become a shareholder of record by having his or her shares transferred into his or her own name.

5. MUST A SHAREHOLDER PARTICIPATE IN THE PLAN USING ALL CASH DIVIDENDS PAID ON ALL COMMON STOCK?

      Yes. Participants in the dividend reinvestment feature of the Plan must participate with all of their cash dividends paid on Common Stock owned of record by reinvesting all of their quarterly dividends in Common Stock.

      All dividends on all shares held for a Participant's account under the Plan, whether such shares were acquired under the dividend reinvestment feature of the Plan or the optional cash payment feature of the Plan, will be reinvested in shares of Common Stock.

6.    HOW DOES A SHAREHOLDER PARTICIPATE IN THE PLAN?

      A Shareholder may join the Plan at any time by completing a Dividend Reinvestment and Stock Purchase Plan Authorization Card ("Authorization Card") and returning it to the Administrator. Authorization Cards will be furnished initially to all Shareholders and at any time thereafter upon request to the Administrator. Information on how to contact the Administrator is set forth in response to Question 28.

7.    WHEN MAY A SHAREHOLDER JOIN THE PLAN?

      An eligible Shareholder may join the Plan at any time. If the Administrator receives a properly completed Authorization Card on or before the record date for the payment of the next cash dividend, then the cash dividend received will be invested in additional shares of Common Stock. If the completed Authorization Card is received after the record date for the next cash dividend, the investment will not be made until payment of the next following cash dividend. Cash dividends, if any, are currently paid in January, April, July and October of each year. The record dates are, in general, approximately fifteen (15) days before the cash dividend payment dates.

      Optional cash payments will be invested on the last business day of the quarter in which it is received, provided such payment is received by the Administrator at least two (2) business days prior to the last business day of the quarter. No interest will be paid on optional cash payments.

8.    WHAT DOES AN AUTHORIZATION CARD AUTHORIZE?

      An Authorization Card authorizes the Administrator, as agent for Participants, to receive all cash dividends on the Common Stock registered in their names and on shares credited to their Plan accounts. The Authorization Card also directs the Administrator to use these cash dividends to purchase shares of Common Stock on each dividend payment date or as soon as practicable thereafter. If the "Optional Cash Payment Only" box on the Authorization Card is checked, the Company will continue to pay cash dividends to the Participant on shares registered in his or her name in the usual manner, but will apply any optional cash payments received and cash dividends on shares purchased with such payments to purchase additional shares of Common Stock under the Plan. Any such authorization shall continue until withdrawn by the Participant.

      Participants shall have no right to direct checks or drafts against their accounts or give instructions to the Administrator with respect to any shares or cash held therein, except as expressly provided herein.

9.    MAY A PARTICIPANT CHANGE HIS OR HER METHOD OF PARTICIPATION AFTER
      ENROLLMENT?

      Yes. If a Participant elects to participate in the optional cash payment feature only, but later decides to enroll in the dividend reinvestment feature, the Participant must complete an additional Authorization Card and return it to the Administrator. If a Participant elects to participate in the dividend reinvestment feature, but later decides to participate only in the optional cash payment feature, the Participant must complete an additional Authorization Card and return it to the Administrator. The Administrator must receive such Authorization Card on or before the record date preceding the next cash dividend payment date to stop the reinvestment of dividends payable on that date. It should be remembered that even if a Participant is enrolled in the optional cash payment feature only, the Company will reinvest dividends on shares purchased with optional cash payments.

                                 PURCHASES

10. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR A PARTICIPANT AND WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

      The number of shares purchased will depend on the amount of a Participant's cash dividend and/or the amount of any optional cash payments and the purchase price of Common Stock. Each Participant's account will be credited with the number of shares purchased, including fractional shares computed to four decimal places, in an amount equal to the total amount invested divided by the purchase price.

      Common Stock purchased under the Plan will be, at the Company's discretion, either newly issued shares, shares of treasury stock held by the Company, or shares purchased in the open market or through private transactions, or a combination of the foregoing. Newly issued shares and treasury shares will be purchased directly from the Company. The decision to purchase shares for Participants in the open market will be made by the Company based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors. In the case of each purchase of Common Stock for Participants, the Company will timely notify the Administrator of the source from which Common Stock is to be purchased.

11.   WHAT IS THE PRICE OF THE SHARES PURCHASED UNDER THE PLAN?

      The price of shares purchased under the Plan from the Company will be the average of the high and low trading prices for the Common Stock on the applicable date (in the case of dividend reinvestments, the cash dividend payment date; in the case of optional cash payments, the last business day of the quarter in which such payment is received) as reported by the Nasdaq or such other principal trading market on which the Common Stock may trade in the future. If such date is not a trading day on the Nasdaq, the average of the high and low trading prices on the next preceding day on which trades were reported will be used to determine the purchase price. If the Company, at its option, directs the Administrator to purchase all or part of the shares of Common Stock in the market or in private transactions instead of from the Company, the price of the shares purchased by the Participants shall be the actual purchase price, plus a pro rata share of any brokerage commissions.

12.   ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN THE PLAN?

      Brokerage commissions for open market or privately negotiated purchases made under the Plan may be charged to participants accounts, pro rata, on the basis of the number of shares purchased. To the extent that Common Stock is purchased from the Company under the Plan, no commissions will be payable. A $1.00 transaction fee, however, will apply to each optional cash purchase under the Plan. Payment of the fee must accompany each optional cash payment.

      When shares are sold by the Administrator for a Participant, the Participant will be responsible for any commissions, fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares. A $2.00 service charge will be charged to each Participant for whom the Administrator sells shares.

                            OPTIONAL CASH PAYMENTS

13.   HOW MAY A SHAREHOLDER MAKE AN OPTIONAL CASH PAYMENT?

      A Participant may make an optional cash payment when enrolling in the Plan by enclosing with the Authorization Form a check or money order payable to the Administrator, UMB Bank, n.a., for the full amount of the cash payment plus a $1.00 transaction fee. Thereafter, optional cash payments may be made by using the remittance form attached to the Participant's account statement sent by the Administrator. Each Participant making an optional cash payment will receive an updated statement after each optional cash payment is invested.

      Cash payments are limited to a minimum of $100 per payment and a maximum of $15,000 per quarter ending the last day of March, June, September and December of the calendar year. The same amount of cash payment need not be sent each quarter and there is no obligation to make a cash payment in any quarter. Cash payments received by the Administrator two (2) or more business days before the last business day of the quarter will be used to purchase shares of Common Stock on the last business day of the quarter.
Cash payments received less than two (2) business days before the last business day of the quarter will be returned to Participants. No interest will be paid on optional cash payments. Optional cash payments should be sent to the Administrator at least ten (10) business days (but no more than thirty
(30) calendar days) before the last business day of the quarter.

14.   MAY AN OPTIONAL CASH PAYMENT BE WITHDRAWN?

      Yes. Withdrawal of an optional cash payment may be made by providing the Administrator with a written notice of intention to make such a withdrawal; provided, however, the Administrator receives such notice more than two (2) business days prior to the last business day of the quarter.

                           REPORTS TO PARTICIPANTS

15.   WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS?

      Each Participant will receive from the Administrator a quarterly statement of his or her account showing amounts invested, purchase prices, number of shares purchased and other information for that quarter. Each Participant making an optional cash payment will receive an updated statement after each such optional cash payment is invested. These statements reflect the cost of purchases made under the Plan and should be retained for income tax purposes. In addition, each Participant will receive the same communications sent to every holder of record of Common Stock, including the Annual Report to Shareholders, Notice of Annual Meeting, Proxy Statement and IRS information reporting dividends paid (Form 1099-DIV).

      Each Participant, by participating in the Plan, agrees to notify the Administrator promptly in writing of any change of address. Notices to a Participant may be given by letter addressed to the Participant at his or her last address of record with the Administrator.

                            CERTIFICATES FOR SHARES

16.   WILL CERTIFICATES BE ISSUED FOR THE COMMON STOCK PURCHASED FOR
      PARTICIPANTS?

      Normally, certificates for Common Stock purchased under the Plan will not be issued to Participants in their names, but will be registered in the name of the Administrator or its nominee and credited to Participants' Plan accounts. However, upon a Participant's written request or withdrawal from the Plan, certificates for any number of whole shares credited to the Participant's account will be issued in the Participant's name and delivered to the Participant. Upon withdrawal from the Plan, a Participant will receive cash in lieu of any fractional interest at the then market value of Common Stock on the day such withdrawal becomes effective. No certificates for fractional shares will be issued.

      Requests for certificates will be handled without charge to Participants. After delivery of certificates, a Participant will continue to participate in the Plan with shares represented by such certificates until such time as the shares are sold or otherwise transferred or until the Participant terminates participation in the Plan. Any fractional or whole shares remaining after such delivery will continue to be credited to the Participant's Plan account.

17.   HOW DOES A PARTICIPANT SELL SHARES HELD IN THE PLAN?

      A Participant may request the Administrator to sell any number of shares, including fractional shares, held in his or her Plan account at any time by giving written instructions to the Administrator. The Administrator will make the sale as soon as practicable following receipt of the request. If an account is held by joint tenants, each individual whose name is on the account must execute the request to sell shares. The Participant will receive the proceeds, less an administrative charge of $2.00 and applicable brokerage commissions, if any. Proceeds of shares sold through the Plan will be paid by check.

      If instructions for the sale of all shares credited to a Plan account are received on or after an ex-dividend date, but before the related dividend payment date, the sale will not be processed until after the dividend payment date. The dividends on the shares will be reinvested on the dividend payment date and the shares purchased with the dividends will be included in the shares sold. If the instructions for the sale of less than all shares are received on or after an ex-dividend date, but before the related dividend payment date, the sale will be processed as soon as practicable and the dividend on the shares that have been sold, as well as the dividend on the shares remaining in the account, will be reinvested on the dividend payment dates and the shares purchased will be credited to the Participant's account. The ex-dividend date is two (2) days prior to the record date and will normally be approximately seventeen (17) days before the dividend payment date.

                         WITHDRAWAL FROM THE PLAN

18.   HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

      A Participant may withdraw from the Plan by notifying the Administrator, in writing, that he or she wishes to withdraw from the Plan. As soon as practicable after the Administrator's receipt of a Participant's notice of withdrawal, certificates for whole shares credited to such Participant's Plan account will be mailed to the Participant by the Administrator. A cash payment will be made for any fraction of a share. The amount of the cash payment for a fractional share will be based on the market price of the Common Stock on the date the withdrawal notice is processed by the Administrator.

      Death of a Participant will not constitute withdrawal from the Plan.

      THE COMPANY MAY TERMINATE ANY PARTICIPANT'S ACCOUNT AT ANY TIME IN ITS SOLE DISCRETION.

19.   WHEN DOES NOTICE OF WITHDRAWAL BECOME EFFECTIVE?

      A notice of withdrawal is normally effective when it is received by the Administrator. However, if the notice is received after the ex-dividend date and before the related dividend payment date, the notice will be effective after that dividend payment date. The dividend paid on that date and any optional cash payment will be invested under the Plan. The notice will be processed after the Participant's account has been credited with the shares purchased.

      Dividends paid after termination from the Plan will be paid in cash directly to the shareholder unless he or she elects to re-enroll in the Plan.

20.   WHEN MAY FORMER PARTICIPANTS REJOIN THE PLAN?

      In general, a former Participant may again become a Participant at any time. The Company, however, reserves the right to reject any Authorization Card from a previous Participant on grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

                           OTHER INFORMATION

21. WHAT HAPPENS TO PARTICIPANTS' PLAN ACCOUNTS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

      Stock splits on Common Stock applicable to shares held for Participants under the Plan will be credited to their accounts. Stock dividends on Common Stock applicable to shares belonging to Participants, whether held in their account or in their own name, will be credited to their accounts.

22. WHAT HAPPENS TO A PARTICIPANT'S PLAN ACCOUNT IF THE COMPANY MAKES AVAILABLE TO HOLDERS OF COMMON STOCK RIGHTS TO PURCHASE ADDITIONAL SECURITIES?

      In the event the Company makes available to its shareholders rights to purchase additional shares or other securities, the Participants will receive a subscription right for all such rights directly from the Administrator. If such rights are not transferable, the Administrator will make available means for Participants to exercise such rights.

23. HOW WILL A PARTICIPANT'S SHARES HELD IN THE PLAN BE VOTED AT MEETINGS OF SHAREHOLDERS?

      For each meeting of shareholders, Participants will receive proxies that will enable them to vote shares of Common Stock credited to the their accounts. No shares registered in the name of the Administrator or its nominee as custodian for Participants will be voted unless proxies from Participants have been received for the shares.

24.   MAY THE PLAN BE CHANGED OR DISCONTINUED?

      The Company reserves the right to supplement, amend or terminate the Plan at any time by mailing appropriate notice of any such supplementation, amendment or termination of the Plan at least ten (10) days prior to the effective date thereof to each Participant at his or her last known address.
The amendment or supplement shall conclusively be deemed to be accepted by the Participant unless, prior to the effective date thereof, the Administrator receives written notice of termination of the account. Any such amendment or supplement may include the appointment by the Company of a successor administrator or administrators under this Plan, provided such successor is a bank or administrator organized under the laws of the United States or any state thereof. The Company and the Administrator are authorized to pay to such successor administrator for the accounts of Participants in the Plan all dividends and distributions payable on shares of Common Stock in their name or in their account, and cash payments will be applied by such successor administrator as provided in this Plan as it may be amended from time to time. Termination of the Plan will have the same effect and be accomplished as to each Participant in the same manner as if the Participant had completely withdrawn from participation in the Plan.

25.   WHO INTERPRETS AND REGULATES THE PLAN?

      The Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary. Neither the Company nor the Administrator in administering, interpreting or performing their duties under the Plan, will be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any act giving rise to a claim of liability arising from: (i) the times and prices at which shares are purchased or sold for a Participant's account; or (ii) fluctuations in the market price of the Common Stock.

      PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE PLAN.

                              TAX RESPONSIBILITY

26.   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

      Dividends that are reinvested for a Participant are subject to income taxes as if they had been paid directly to the Participant in cash. In addition, the Internal Revenue Service has issued a private ruling on an arrangement similar to this Plan to the effect that any brokerage commissions paid by the Company on a Participant's behalf are to be treated as dividend income to the Participant. However, it is not presently anticipated that the Company will pay brokerage commissions on the Participants' behalf.

      Accordingly, the Administrator will send each Participant a year-end tax statement showing dividends invested and, if applicable, any brokerage commissions paid on the Participant's behalf, and the Participant should retain this statement for the Participant's tax records.

      The price at which shares are purchased will be determined as described in the response to Question 11. The Internal Revenue Service private ruling also states that any brokerage commissions may be added to the cost basis of the shares purchased for a Participant's account. Participants will need to know this information to compute taxable gains or losses upon a sale of the shares.

      A Participant will not realize any Federal taxable income solely by reason of the receipt of certificates for whole shares of Common Stock previously credited to the Participant's account, whether upon request, withdrawal from the Plan, or the Company's termination thereof. However, gain or loss will be realized when shares, whether whole or fractional, are sold for the Participant and the Participant receives a payment for the proceeds of such sale. The amount of the gain or loss and its character will depend upon the circumstances of each Participant.

      Participants should consult their personal tax advisors for more specific information, particularly since interpretations and laws, regulations and rulings may change over time.

27. WHAT PROVISION IS MADE FOR FOREIGN SHAREHOLDERS SUBJECT TO UNITED STATES INCOME TAX WITHHOLDING?

      In the case of foreign Shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, dividends will be invested in shares of Common Stock in an amount equal to the dividends of such foreign Participants less the amount of tax required to be withheld. The quarterly statement of account confirming purchases made for such foreign Participants will indicate the net dividend payment invested and the amount of tax withheld.

      Optional cash payments received from foreign Shareholders must be in United States dollars and will be invested in the same way as optional cash payments from other Participants.

28.   WHERE SHOULD CORRESPONDENCE REGARDING THE PLAN BE DIRECTED?

      Correspondence regarding the Plan should be directed to the Administrator at the following address:

      UMB Bank, n.a.
      Securities Transfer Division
      P.O. Box 410064
      Kansas City, Missouri 64141-0064

      Telephone:  (816) 860-7888
      Facsimile: (816) 221-0438

                           USE OF PROCEEDS

      To the extent Common Stock is purchased from the Company under the Plan, the Company will receive additional funds to finance the continuing operations of the Company and its subsidiaries. The Company will not receive any funds from open market or privately negotiated purchases of shares.

                            LEGAL MATTERS

      The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Thompson Coburn, St. Louis, Missouri.

                               EXPERTS

      The consolidated financial statements of the Company contained in its Annual Report on Form 10-KSB for the year ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report, given upon the authority of said firm as experts in auditing and accounting.

===============================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ALLEGIANT BANCORP, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF ALLEGIANT BANCORP, INC. SINCE THE DATE HEREOF.

                              ---------------

                             TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION                                                         2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                             2

THE COMPANY                                                                   4

RISK FACTORS                                                                  6

THE PLAN                                                                      8

USE OF PROCEEDS                                                              17

LEGAL MATTERS                                                                17

EXPERTS                                                                      17







===============================================================================



===============================================================================





                                  ALLEGIANT
                                 BANCORP, INC.


                                 COMMON STOCK


                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


                                 300,000 SHARES


-------------------------------------------------------------------------------

                                  PROSPECTUS

-------------------------------------------------------------------------------










                              OCTOBER 14, 1998




===============================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      It is expected that the following expenses, all of which will be paid by the Company, will be incurred in connection with the registration and distribution of the securities being offered:


      Securities and Exchange Commission filing fee           $ 1,028
      Nasdaq listing fee                                        6,000
      Legal fees and expenses<F1>                               3,000
      Accounting fees and expenses<F1>                          3,750
      Printing and engraving<F1>                                2,000
      Miscellaneous<F1>                                         1,000
                                                              -------
            Total                                             $16,778
                                                              =======


<F1> Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

      Article XII of the By-Laws of the Company provides that the Company shall extend to its directors and officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7).

      Pursuant to directors' and officers' liability insurance policies, with total annual limits of $2.0 million, the Company's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Company, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Company.

ITEM 16.  EXHIBITS

      See Exhibit Index.

ITEM 17.  UNDERTAKINGS

      (1)   The undersigned registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement, which, individually or together, represent a fundamental change in the information in the Registration Statement;

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

      (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus has been sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (5)   The undersigned registrant hereby undertakes that:

            (a) For purposes of determining any liability under the Securities Act, the information omitted from the form prospectus filed as a part of this registration statement in reliance upon Rule 430A and contain in the form prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

            (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on October 14, 1998.

                                        ALLEGIANT BANCORP, INC.


                                        By /s/ Shaun R. Hayes
                                          ----------------------------------
                                           Shaun R. Hayes, President


                               POWER OF ATTORNEY

      We, the undersigned officers and directors of Allegiant Bancorp, Inc., hereby severally and individually constitute and appoint Marvin S. Wool and Shaun R. Hayes, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-3 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.


          Signature                              Title                            Date
          ---------                              -----                            ----



/s/ Marvin S. Wool                       Chairman of the Board and           October 14, 1998
----------------------------------       Chief Executive Officer
Marvin S. Wool
Principal Executive Officer



/s/ Shaun R. Hayes                       President and Director              October 14, 1998
----------------------------------
Shaun R. Hayes
Principal Financial Officer



/s/ Sandra L. Friedman                   Senior Vice President and           October 14, 1998
----------------------------------       Chief Financial Officer
Sandra L. Friedman
Principal Accounting Officer



                                    II-4

          Signature                              Title                            Date
          ---------                              -----                            ----


/s/ Kevin R. Farrell                     Secretary and Director              October 14, 1998
----------------------------------
Kevin R. Farrell



/s/ C. Virginia Kirkpatrick              Director                            October 14, 1998
----------------------------------
C. Virginia Kirkpatrick



/s/ Leon A. Felman                       Director                            October 14, 1998
----------------------------------
Leon A. Felman



/s/ Lee S. Wielansky                     Director                            October 14, 1998
----------------------------------
Lee S. Wielansky



/s/ Charles E. Polk                      Director                            October 14, 1998
----------------------------------
Charles E. Polk



/s/ Leland B. Curtis                     Director                            October 14, 1998
----------------------------------
Leland B. Curtis



/s/ Jack K. Krause                       Director                            October 14, 1998
----------------------------------
Jack K. Krause


                               EXHIBIT INDEX

     EXHIBIT
     NUMBER                                DESCRIPTION
     -------                               -----------
       5.1            Opinion of Thompson Coburn

      23.1            Consent of BDO Seidman, LLP

      23.2            Consent of Thompson Coburn (included in Exhibit 5.1)

      24.1            Power of Attorney (included on signature page hereof)



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